Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter 2015 Results

NEWARK, NJ — November 4, 2015: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported third quarter 2015 revenue of $52.2 million, Adjusted EBITDA* of $5.2 million, and net income attributable to common stockholders of $2.5 million -- $0.10 per diluted share.

●	Genie Energy’s Afek subsidiary is nearing completion of drilling on the third well of its multi-well exploratory program in Northern Israel. The company hopes to spud its fourth well and begin a well flow test program before the end of the calendar year;

●	On November 2, 2015, Israel’s Northern Regional Planning and Building Committee proposed issuance of a two-year extension of Afek’s drilling permit commencing a 60 day public comment period. If the permits are finalized, the extension could cover the remainder of Afek’s exploratory program of up to ten wells;

●	Genie Retail Energy (GRE), which operates Genie Energy’s retail provider businesses, increased its meter base by net 11,000 meters during the quarter to 388,000, the second consecutive quarter of net meter growth;

●	Consolidated revenue, generated entirely by GRE, increased to $52.2 million from $46.2 million (+13.1%) in 3Q14;

●	GRE generated Adjusted EBITDA* of $8.7 million in 3Q15 compared to $5.8 million (+50.7%) in the year ago quarter;

●	Consolidated income from operations increased to $3.8 million compared to a loss from operations of $4.1 million 3Q14.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “Our retail energy business had a terrific quarter, adding 11,000 new meters, boosting revenue by thirteen percent, and delivering $8.7 million in Adjusted EBITDA. In Northern Israel, our Afek subsidiary has nearly completed drilling its third exploratory well. Analysis of the resultant data is already underway, and we expect to spud our fourth well before the year is out. In addition, we plan to launch a well flow test program late this year. The well flow test program, in combination with our ongoing drilling and analysis, will provide a better understanding of the resource’s commercial potential.”

GENIE ENERGY 3rd QUARTER 2015 CONSOLIDATED RESULTS

$ in millions, except EPS	3Q15	2Q15	3Q14	3Q15 - 3Q14 Change (%/$)
Revenue	$52.2	$39.5	$46.2	+13.1%
Gross profit	$21.8	$14.0	$17.8	+22.4%
Gross margin percentage	41.8%	35.4%	38.6%	+320 BP
SG&A expense (including stock-based compensation)	$15.9	$16.5	$18.9	(15.8)%
Stock-based compensation	$1.2	$1.6	$4.9	(74.8)%
Research and development expense**	$0.4	$0.6	$1.5	(72.8)%
Exploration expense**	$1.5	$1.3	$1.6	(1.4)%
Adjusted EBITDA*	$5.2	$(2.6)	$0.9	+$4.3%
Income (loss) from operations	$3.8	$(4.3)	$(4.1)	+$7.9
Net income (loss) attributable to Genie Energy common stockholders	$2.5	$(4.9)	$(4.8)	+$7.3
Diluted earnings (loss) per share attributable to Genie Energy’s common stockholders	$0.10	$(0.22)	$(0.22)	+$0.32
Net cash provided by (used in) operating activities	$4.0	$5.8	$(1.0)	$5.0

* Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”. In the three months ended September 30, 2015, Afek capitalized $6.8 million of drilling expenses and recorded $1.5 million of “Exploration expense” in the consolidated statements of operations.

In addition, in the consolidated statements of operations, $1.6 million in the three months ended September 30, 2014 relating to Afek’s oil and gas activities previously included as “Research and development expense” were reclassified to “Exploration expense” to conform to the current year’s presentation.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At September 30, 2015, Genie Energy had $150.2 million in total assets, including $69.2 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $34.1 million with no long term debt, and working capital (current assets less current liabilities) totaled $88.6 million.

Net cash provided by operating activities in 3Q15 was $4.0 million compared to net cash used in operating activities of $1.0 million in 3Q14 and net cash provided by operating activities of $5.8 million in 2Q15. The change from the previous year reflects the improved results of operations in 3Q15 compared to 3Q14.

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RESULTS BY SEGMENT

$ in millions	3Q15	2Q15	3Q14	3Q15 - 3Q14 Change (%/$)
Genie Retail Energy
Total revenue	$52.2	$39.5	$46.2	+13.1%
Electricity revenue	$49.4	$33.8	$42.5	+16.2%
Natural gas revenue	$2.3	$5.0	$2.8	(19.2)%
Other revenue	$0.6	$0.7	$0.9	(33.3)%
Gross profit	$21.8	$14.0	$17.8	22.4%
Gross margin percentage	41.8%	35.4%	38.6%	+320 BP
SG&A expense	$13.3	$13.9	$11.9	+11.7%
Bad debt expense	-	-	$0.3	$(0.3)
Adjusted EBITDA	$8.7	$0.3	$5.8	+50.7%
Income from operations	$8.5	$0.1	$5.6	+51.9%

Afek
G&A expense	$0.3	$0.1	$-	+$0.3
Exploration expense	$1.5	$1.3	$1.6	(1.4)%
Adjusted EBITDA	$(1.8)	$(1.4)	$(1.6)	$(0.2)
Loss from operations	$(1.8)	$(1.4)	$(1.7)	$(0.1)
Capitalized exploration costs	$6.8	$6.7	$-	+$6.8

GOGAS
G&A expense	$0.2	$0.2	$0.2	+1.1%
Research and development expense	$0.4	$0.6	$1.4	(72.7)%
Adjusted EBITDA	$(0.7)	$(0.7)	$(1.6)	+$0.9
Loss from operations	$(0.7)	$(0.8)	$(1.6)	+$0.9

Corporate
G&A expense	$2.1	$2.2	$6.4	(67.1)%
Non-cash compensation in G&A	$1.1	$1.3	$4.7	(77.2)%
Adjusted EBITDA	$(1.0)	$(0.9)	$(1.7)	+$0.7
Loss from operations	$(2.1)	$(2.2)	$(6.4)	+$4.3

Genie Retail Energy

Genie Retail Energy increased its customer base for the second consecutive quarter, adding 11,000 net meters and 9,000 RCE’s during the third quarter. Genie Retail Energy added 74,000 gross meters compared to 79,000 meters in 2Q15 and 56,000 meters in 3Q14. Gross meter adds in 3Q15 and 2Q15 include approximately 10,000 and 11,000 net electric meters, respectively, acquired via a new sales channel that offers geographically concentrated opportunities for meter acquisitions with reduced customer acquisition costs and fixed rates.

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Meters and RCEs at End of Quarter (in thousands)	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Electricity meters	261	250	232	234	235
Natural gas meters	127	127	126	129	127
Total meters	388	377	358	363	362

Electricity RCEs	178	168	158	160	165
Natural gas RCEs	82	83	83	83	83
Total RCEs	260	251	241	243	248

Genie Retail Energy’s average monthly customer churn increased to 6.7% in 3Q15 from 6.3% in 2Q15 and 6.2% in 3Q14. The increase in churn reflects, in part, the accelerated pace of meter acquisitions in recent quarters. On average, newly acquired meters exhibit higher rates of churn than long tenured meters and variable rate meters churn more quickly than fixed rate meters. Meters acquired through the new sales channel also typically exhibit high initial churn rates. Meters enrolled in fixed rate offerings constituted approximately 15% of GRE’s electric load at September 30, 2015.

Genie Retail Energy’s quarterly revenue increased $6.1 million year over year to $52.2 million. The increase was entirely attributable to increased sales of electricity, which totaled $49.4 million, an increase of $6.9 million compared to the year ago quarter. Sales of natural gas decreased $0.5 million to $2.2 million. The increase in electric revenue was driven both by a 13.6% increase in kWh sold and a 2.3% increase in revenue per kWh sold. The increase in kWh sold reflects increases in the average numbers of meter served during the quarter compared to the year ago quarter and in consumption per meter. The per meter consumption increase reflects the warmer summer of 2015 compared to 2014, and meter acquisition efforts targeted to regions with relatively higher per meter consumption.

Genie Retail Energy’s gross margin in 3Q15 climbed to 41.8% from 38.6% in the year ago quarter. The primary driver was increased gross margin on electricity sales as a result of a decrease in the commodity cost which was partially offset by lower gas margins due to a market-wide decline in rates and losses on natural gas hedges.

Genie Retail Energy’s SG&A expense in 3Q15 increased $1.1 million year over year to $13.3 million reflecting increases in customer acquisition costs and payroll and utility related expenses.

Genie Retail Energy generated Adjusted EBITDA of $8.7 million in 3Q15 compared $5.8 million in the year ago quarter. The increase primarily reflects the improvement in gross profit on electricity sales resulting from the increase in Genie Retail Energy’s electric meter base and kWh sold.

Afek

Genie Energy’s Afek subsidiary is characterizing an oil and gas resource in Northern Israel. Afek has completed drilling two wells in its multi-well exploratory drilling program in Northern Israel, and has nearly completed drilling of a third (Ness 6). The analysis to date suggests the presence of several target zones containing hydrocarbons within the formation. The volume of the resources and the extent they may be extractable cannot yet be determined. As such, the resources do not yet constitute proved, probable or possible reserves. To better understand the character of the identified resource, Afek is planning to drill additional wells and plans to initiate a series of well flow tests.

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In 3Q15, Afek capitalized $6.8 million of drilling expenses and recorded $1.5 million of exploration expense. Afek’s exploration expense was $1.3 million in 2Q15 and $1.6 million in 3Q14.

Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of oil shale projects in Mongolia and Israel’s Shfela Basin, as well as Genie Energy’s minority stake in a joint venture to develop oil shale in Colorado’s Piceance Basin. The oil shale exploration project in the Shfela is not active, and GOGAS has scaled back its operations in Mongolia to sharpen its focus on Afek and Genie Retail Energy.

Effective with the first quarter of fiscal 2015, the GOGAS segment’s financial results no longer consolidate its Afek subsidiary. Afek is now a separate reporting segment and its results have been removed from those of GOGAS for all periods presented.

The GOGAS segment’s loss from operations in 3Q15 was $729 thousand compared to $1.6 million in 3Q14.

Corporate

Genie Energy’s corporate G&A expense in 3Q15 decreased to $2.1 million from $6.4 million in 3Q14. The decrease was attributable primarily to a decrease in non-cash compensation expense related to compensation arrangements with Howard Jonas, Genie Energy’s Chairman and Chief Executive Officer. Non-cash compensation expense was $1.1 million in 3Q15 compared to $4.7 million in 3Q14.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed in a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

An audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website approximately three hours after the call concludes. In addition, a teleconference replay will be available through November 11, 2015 at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international). Callers should ask for conference call #10073793.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

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ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing services businesses. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS is an oil and gas exploration company including an exploratory drilling program in Northern Israel. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$48,380	$71,895
Restricted cash—short-term	10,534	10,609
Certificates of deposit	8,832	4,669
Trade accounts receivable, net of allowance for doubtful accounts of $195 and $227 at September 30, 2015 and December 31, 2014, respectively	27,715	31,427
Inventory	11,612	11,166
Prepaid expenses	6,908	5,713
Deferred income tax assets, net	1,548	1,463
Other current assets	5,682	5,430
Total current assets	121,211	142,372
Property and equipment, net	1,601	1,902
Capitalized exploration costs—unproved oil and gas property	17,615	—
Goodwill	3,663	3,663
Restricted cash—long-term	1,415	1,023
Other assets	4,724	3,968
Total assets	$150,229	$152,928

Liabilities and equity
Current liabilities:
Trade accounts payable	$11,346	$14,881
Accrued expenses	16,850	10,913
Advances from customers	635	403
Income taxes payable	1,206	543
Due to IDT Corporation	80	542
Energy hedging contracts	1,862	4,003
Other current liabilities	661	797
Total current liabilities	32,640	32,082
Other liabilities	1,494	1,503
Total liabilities	34,134	33,585

Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at September 30, 2015 and December 31, 2014	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2015 and December 31, 2014	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,240 and 23,178 shares issued and 23,043 and 22,984 shares outstanding at September 30, 2015 and December 31, 2014, respectively	232	232
Additional paid-in capital	123,215	114,322
Treasury stock, at cost, consisting of 197 shares and 194 shares of Class B common stock at September 30, 2015 and December 31, 2014, respectively	(1,565)	(1,543)
Accumulated other comprehensive (loss) income	(42)	10
Accumulated deficit	(15,482)	(7,759)
Total Genie Energy Ltd. stockholders’ equity	126,117	125,021
Noncontrolling interests:
Noncontrolling interests	(6,522)	(4,678)
Receivables for issuance of equity	(3,500)	(1,000)
Total noncontrolling interests	(10,022)	(5,678)
Total equity	116,095	119,343
Total liabilities and equity	$150,229	$152,928

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GENIE ENERGY LTD.

 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
Revenues:
Electricity	$49,387	$42,504	$130,527	$177,802
Natural gas	2,265	2,805	33,440	45,826
Other	586	877	2,227	1,717
Total revenues	52,238	46,186	166,194	225,345
Direct cost of revenues	(30,420)	(28,359)	(113,201)	(186,170)
Gross profit	21,818	17,827	52,993	39,175
Operating expenses and losses:
Selling, general and administrative (i)	15,909	18,890	49,016	46,605
Research and development	406	1,491	1,662	4,031
Exploration	1,531	1,553	4,390	3,482
Equity in the net loss of AMSO, LLC	133	—	133	—
Income (loss) from operations	3,839	(4,107)	(2,208)	(14,943)
Interest income	105	117	306	310
Financing fees	(590)	(518)	(1,878)	(2,046)
Other income (expense), net	24	150	(110)	121
Income (loss) before income taxes	3,378	(4,358)	(3,890)	(16,558)
Provision for income taxes	(752)	(467)	(639)	(420)
Net income (loss)	2,626	(4,825)	(4,529)	(16,978)
Net loss attributable to noncontrolling interests	219	430	867	929
Net income (loss) attributable to Genie Energy Ltd.	2,845	(4,395)	(3,662)	(16,049)
Dividends on preferred stock	(370)	(370)	(1,111)	(1,046)
Net income (loss) attributable to Genie Energy Ltd. common stockholders.	$2,475	$(4,765)	$(4,773)	$(17,095)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.11	$(0.22)	$(0.22)	$(0. 81)

Diluted	$0.10	$(0.22)	$(0.22)	$(0. 81)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	22,146	21,224	22,126	21,189

Diluted	23,622	21,224	22,126	21,189

Dividends declared per common share	$—	$—	$0.12	$—
(i) Stock-based compensation included in selling, general and administrative expenses	$1,241	$4,929	$4,074	$8,492

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GENIE ENERGY LTD.

 CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	(in thousands)
Operating activities
Net loss	$(4,529)	$(16,978)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	326	92
Provision for doubtful accounts receivable	(18)	308
Deferred income taxes	(85)	(80)
Stock-based compensation	4,074	8,492
Equity in the net loss of AMSO, LLC	133	—
Change in assets and liabilities:
Restricted cash	(327)	3,482
Trade accounts receivable	3,730	17,642
Inventory	(445)	(5,635)
Prepaid expenses	(1,195)	(763)
Other current assets and other assets	(744)	(1,143)
Trade accounts payable, accrued expenses and other current liabilities	(791)	(11,129)
Advances from customers	231	(876)
Due to IDT Corporation	(462)	290
Income taxes payable	662	(1,796)
Net cash provided by (used in) operating activities	560	(8,094)
Investing activities
Capital expenditures	(324)	(1,261)
Investments in capitalized exploration costs-unproved oil and gas property	(17,765)	—
Capital contributions to AMSO, LLC	(125)	—
Issuance of note receivable	—	(50)
Purchase of certificates of deposit	(8,820)	(4,655)
Proceeds from maturities of certificates of deposit	4,688	4,334
Net cash used in investing activities	(22,346)	(1,632)
Financing activities
Dividends paid	(4,061)	(982)
Payments for acquisition	(290)	(574)
Proceeds from purchases of Class B common stock by Howard S. Jonas	—	24,552
Proceeds from exercise of stock options	174	27
Proceeds from exercise of GOGAS stock option	2,500	—
Advance on sale of interest in subsidiary	—	300
Repurchases of Class B common stock	(22)	(957)
Net cash (used in) provided by financing activities	(1,699)	22,366
Effect of exchange rate changes on cash and cash equivalents	(30)	(287)
Net (decrease) increase in cash and cash equivalents	(23,515)	12,353
Cash and cash equivalents at beginning of period	71,895	73,885
Cash and cash equivalents at end of period	$48,380	$86,238

Supplemental Schedule of Non-Cash Financing and Investing Activities
Subsidiary equity grant reclassified to liability	$1,200	$—
Receivable for issuance of equity of subsidiaries	$2,500	$—

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Reconciliation of Non-GAAP Financial Measure for the Third Quarter 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the third quarter of 2015, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and stock-based compensation.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2015 (3Q15)
Adjusted EBITDA	$5,188	$8,696	$(657)	$(1,818)	$(1,033)
Subtract:
Stock-based compensation	1,241	113	47	-	1,081
Depreciation	108	59	25	24	-
Income (loss) from operations	3,839	$8,524	$(729)	$(1,842)	$(2,114)
Interest income	105
Financing fees	(590)
Other income, net	24
Provision for income taxes	(752)
Net income	2,626
Net loss attributable to noncontrolling interests	219
Net income attributable to Genie Energy Ltd.	$2,845

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2015 (2Q15)
Adjusted EBITDA	$(2,622)	$319	$(656)	$(1,377)	$(908)
Subtract:
Stock-based compensation	1,595	209	111	-	1,275
Depreciation	115	60	23	32	-
(Loss) income from operations	(4,332)	$50	$(790)	$(1,409)	$(2,183)
Interest income	102
Financing fees	(555)
Other expense, net	(145)
Benefit from income taxes	204
Net loss	(4,726)
Net loss attributable to noncontrolling interests	228
Net loss attributable to Genie Energy Ltd.	$(4,498)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended September 30, 2014 (3Q14)
Adjusted EBITDA	$856	$5,771	$(1,585)	$(1,650)	$(1,680)
Subtract:
Stock-based compensation	4,929	152	32	-	4,745
Depreciation	34	7	25	2	-
(Loss) income from operations	(4,107)	$5,612	$(1,642)	$(1,652)	$(6,425)
Interest income	117
Financing fees	(518)
Other income, net	150
Provision for income taxes	(467)
Net loss	(4,825)
Net loss attributable to noncontrolling interests	430
Net loss attributable to Genie Energy Ltd.	$(4,395)

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Nine Months Ended September 30, 2015
Adjusted EBITDA	$2,192	$12,628	$(2,074)	$(4,982)	$(3,380)
Subtract:
Stock-based compensation	4,074	362	279	-	3,433
Depreciation	326	187	71	68	-
(Loss) income from operations	(2,208)	$12,079	$(2,424)	$(5,050)	$(6,813)
Interest income	306
Financing fees	(1,878)
Other expense, net	(110)
Provision for income taxes	(639)
Net loss	(4,529)
Net loss attributable to noncontrolling interests	867
Net loss attributable to Genie Energy Ltd.	$(3,662)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Nine Months Ended September 30, 2014
Adjusted EBITDA	$(6,359)	$6,127	$(4,455)	$(3,657)	$(4,374)
Subtract:
Stock-based compensation	8,492	471	309	-	7,712
Depreciation	92	13	74	4	1
(Loss) income from operations	(14,943)	$5,643	$(4,838)	$(3,661)	$(12,087)
Interest income	310
Financing fees	(2,046)
Other income, net	121
Provision for income taxes	(420)
Net loss	(16,978)
Net loss attributable to noncontrolling interests	929
Net loss attributable to Genie Energy Ltd.	$(16,049)

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